Exhibit 3.1

STATE OF DELAWARE
SECRETARY OF STATE
Division of Corporations
Delivered 05:30 PM 10/23/2007
FILED 03:55 PM 10/23/2007
SRV 071145223 - 4445060 FILE

                          CERTIFICATE OF INCORPORATION


     FIRST: The name of this corporation shall be:  MESQUITE MINING, INC.

     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, Country of New Castle, Delaware, 19808. The name of its registered agent at such address is THE COMPANY CORPORATION.

     THIRD:  The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is: Eighty Million (80,000,000)shares of common stock with a par value of $0.0001.

     The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the board of directors.

     FIFTH: The name and mailing address of the incorporator is as follows:

                             The Company Corporation
                             2711 Centerville Road
                             Suite 400
                             Wilmington, DE 19808

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 23rd day of October, 2007.

                                      The Company Corporation, Incorporator

                                      By: /s/ Sparkle Harding
                                         ----------------------------------
                                         Sparkle Harding
                                         Assistant Secretary